Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No 1. to the Registration Statement on Form S-4 of SBC Communications Inc. of our report dated March 3, 2005 relating to the financial statements of Omnipoint Facilities Network II, LLC (not included separately herein), which appears in SBC Communications Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in this Amendment No. 1 to such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Seattle, Washington
April 20, 2005